UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

Ocean Electric Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52775	20-4076559
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

112 North Curry Street Carson City, Nevada	89703
(address of principal executive offices)	(zip code)

(775) 434-0409
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a Material Definitive Agreement.

On January 19, 2015, Ocean Electric Inc., a Nevada Company (the “Company”), entered into a letter agreement (the “Agreement”) with Arch Capital Ventures Ltd., a company established under the laws of England (“ACV”).  Pursuant to the Agreement, ACV will provide corporate restructuring and capital funding advisory services to the Company.  In return, the Company agrees to issue 5,500,000 shares of common stock of the Company to ACV (“Base Compensation”).  ACV is not licensed to raise capital in any jurisdiction and will not provide any such services.

In addition to the Base Compensation, the Company will pay ACV cash consideration if ACV plays an active and company advisory role and in connection with a capital raise.  The Company will reimburse ACV for all the pre-approved expenses that ACV incurred on behalf of the Company.

The initial term of the Agreement is 24 months and will be automatically extended for additional, successive 12 month periods, until terminated.  The Agreement can be terminated at any time upon 30 days’ notice.  If ACV terminates the Agreement, it will be deemed not to have provided the full services and will be required to return such amount of shares not earned.  During the term of the Agreement, the Company agrees not to use any other advisors for the same or similar services that are being provided by ACV to the Company.  The Company also agrees to indemnify ACV and its affiliated parties and personnel in any claims and actions arising in connection with the Agreement or the services ACV provided under this Agreement.

ITEM 3.02

Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

ITEM 9.01

Financial Statements and Exhibits.

NUMBER	EXHIBIT

10.1	Letter Agreement, dated as of January 19, 2015, by and between Ocean Electric Inc. and Arch Capital Venture Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Ocean Electric Inc.

Dated: January 21, 2015	/s/ Ricardo Prats
Ricardo Prats, President